Exhibit 10(a)77















                              THE SOUTHERN COMPANY

                           DEFERRED COMPENSATION PLAN



















                                 January 1, 1996


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                              THE SOUTHERN COMPANY

                           DEFERRED COMPENSATION PLAN








                                                                          PAGE


ARTICLE I      Purpose and Adoption of Plan...............................  1

ARTICLE II     Definitions................................................  2

ARTICLE III    Administration of Plan.....................................  6

ARTICLE IV     Eligibility................................................  9

ARTICLE V      Election for Deferral of Payment........................... 10

ARTICLE VI     Deferred Compensation Accounts............................. 13

ARTICLE VII    Distribution of Deferred
               Compensation Accounts...................................... 16

ARTICLE VIII   Miscellaneous Provisions................................... 19


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                              THE SOUTHERN COMPANY

                           DEFERRED COMPENSATION PLAN


                                    ARTICLE I

                          Purpose and Adoption of Plan


         1.1 Adoption: Southern Company Services, Inc. and the other Employing Companies established the Deferred Compensation Plan for The Southern Electric System effective October 1, 1988. The Plan was amended effective October 1, 1988 and March 1, 1993. This amendment and restatement of the Plan shall be effective January 1, 1996, and except as otherwise provided herein, the terms of the Plan as in effect prior to January 1, 1996 shall continue to be applicable to deferrals made pursuant to the Plan prior to January 1, 1996.
         1.2 Purpose: The Plan is designed to permit a select group of management or highly compensated employees to elect to defer a portion of their regular compensation during each payroll period and to defer all or a portion of certain short-term and long-term incentive payments until their death, disability, retirement, or termination of employment with their Employing Company. The Plan shall be an unfunded deferred compensation arrangement whose benefits shall be paid solely from the general assets of the Employing Companies.


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                                   ARTICLE II
                                   Definitions

         For purposes of the Deferred Compensation Plan the following terms shall have the following meanings unless a different meaning is plainly required by the context:
         2.1 "Account" shall mean the account or accounts established and maintained by the Company or the Employing Company to reflect the interest of a Participant in the Plan resulting from a Participant's deferred Compensation or Incentive Pay and adjustments thereto to reflect income, gains, losses, and other credits or charges.
         2.2 "Administrative Committee" shall mean the committee referred to in Section 3.1.
         2.3 "Board of Directors" shall mean the Board of Directors of the Company.
         2.4 "Closing Price" shall mean the closing price on any trading day of a share of the Common Stock based on consolidated trading as defined by the Consolidated Tape Association and reported as part of the consolidated trading prices of New York Stock Exchange listed securities.
         2.5      "Common Stock" shall mean the common stock of The
Southern Company.
         2.6      "Company" shall mean Southern Company Services, Inc.

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         2.7 "Compensation" shall mean the monthly rate of an Employee's base wages or salary paid by any Employing Company to an Employee, including amounts contributed by an Employing Company to the Employee Savings Plan as Elective Employer Contributions, as said term is defined in Section 4.1 therein, pursuant to the Employee's exercise of his deferral option made in accordance with
Section 401(k) of the Internal Revenue Code and amounts contributed by an Employing Company to The Southern Company Flexible Benefits Plan on behalf of the Employee pursuant to his salary reduction election under such plan; but disregarding overtime, such amounts which are reimbursements to an Employee paid by any Employing Company including, but not limited to, reimbursement for such items as moving expenses, automobile expenses, tax preparation expenses, travel and entertainment expenses, and health and life insurance premiums.
         2.8 "Deferral Election" shall mean the Participant's written election to defer a portion of his Compensation pursuant to Article V.
         2.9 "Effective Date" shall mean the first day of the first payroll period the Administrative Committee shall permit a Participant to defer Compensation under the Plan.
         2.10 "Employee" shall mean any person who is currently employed by an Employing Company.
         2.11 "Employee Savings Plan" shall mean The Southern Company Employee Savings Plan, as amended from time to time.

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         2.12     "Employee Stock Ownership Plan' shall mean The Southern
Company Employee Stock Ownership Plan, as amended from time to time.
         2.13 "Employing Company" shall mean the Company, or any affiliate or subsidiary (direct or indirect) of The Southern Company, which the Board of Directors may from time to time determine to bring under the Plan and which shall adopt the Plan, and any successor of any of them.
         2.14 "Enrollment Date" shall mean the Effective Date, January 1 of each Plan Year, and such other dates as may be determined from time to time by the Administrative Committee.
         2.15 "Incentive Pay" shall mean such long-term or short-term incentive pay that the Administrative Committee shall permit to be deferred under this Plan for any Plan Year.
         2.16 "Investment Election" shall mean the Participant's written election to have his deferred Compensation invested pursuant to Section 6.2 or
Section 6.3.
         2.17 "Participant" shall mean an Employee or former Employee of an Employing Company who is eligible to receive benefits under the Plan.
         2.18 "Pension Plan" shall mean the defined benefit pension plan maintained by the Employing Company of the Participant, as amended from time to time.

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         2.19 "Plan" shall mean The Southern Company Deferred Compensation Plan, as amended from time to time. Prior to this amendment and restatement, the Plan was entitled the Deferred Compensation Plan for The Southern Electric System.
         2.20 "Plan Year" shall mean the twelve (12) month period commencing January 1st and ending on the last day of December next following, except for the first Plan Year which shall begin on the Effective Date and end on the last day of the calendar year in which the Effective Date occurs.
         2.21 "Retirement Income" shall have the same meaning as set forth in the Pension Plan.
         2.22     "Supplemental Benefit Plan" shall mean the Supplemental
Benefit Plan of the Employing Company and the Supplemental
Executive Retirement Plan of Savannah Electric and Power Company, as amended from time to time.
         Where the context requires, the definitions of all terms set forth in the Pension Plan, Employee Savings Plan, the Employee Stock Ownership Plan, and the Supplemental Benefit Plan shall apply with equal force and effect for purposes of interpretation and administration of the Plan, unless said terms are otherwise specifically defined in the Plan. The words in the masculine gender shall include the feminine and neuter genders and words in the singular shall include the plural and words in the plural shall include the singular.


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                                   ARTICLE III
                             Administration of Plan

         3.1 The general administration of the Plan shall be placed in the Administrative Committee. The Administrative Committee shall consist of the Vice President, Human Resources of The Southern Company, the Director, System Compensation and Benefits of The Southern Company and the Vice President and Controller of Southern Company Services, Inc. Any member may resign or be removed by the Board of Directors and new members may be appointed by such Board of Directors, if necessary. The Administrative Committee shall be chaired by the Vice President, Human Resources of The Southern Company and may select a Secretary (who may, but need not, be a member of the Administrative Committee) to keep its records or to assist it in the discharge of its duties. A majority of the members of the Administrative Committee shall constitute a quorum for the transaction of business at any meeting. Any determination or action of the Administrative Committee may be made or taken by a majority of the members present at any meeting thereof, or without a meeting by resolution or written memorandum concurred in by a majority of the members.
         3.2 No member of the Administrative Committee shall receive any compensation from the Plan for his service.

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         3.3 The Administrative Committee shall administer the Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of the Plan more particularly set forth herein. It shall interpret the Plan and shall determine all questions arising in the administration, interpretation and application of the Plan. Any such determination by it shall be conclusive and binding on all persons. It may adopt such regulations as it deems desirable for the conduct of its affairs. It may appoint such accountants, counsel, actuaries, specialists and other persons as it deems necessary or desirable in connection with the administration of this Plan, and shall be the agent for the service of process.
         3.4 The Administrative Committee shall be reimbursed by the Employing Companies for all reasonable expenses incurred by it in the fulfillment of its duties. Such expenses shall include any expenses incident to its functioning, including, but not limited to, fees of accountants, counsel, actuaries, and other specialists, and other costs of administering the Plan.
         3.5 (a) The Administrative Committee is responsible for the daily administration of the Plan. It may appoint other persons or entities to perform any of its fiduciary functions. The Administrative Committee and any such appointee may employ advisors and other persons necessary or convenient to help it carry out its duties, including its fiduciary duties. The Administrative Committee shall review the work and performance of each such appointee, and shall have the right to remove any such appointee

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from his position.  Any person, group of persons or entity may serve in more than one fiduciary capacity.
                  (b) The Administrative Committee shall maintain accurate and detailed records and accounts of Participants and of their rights under the Plan and of all receipts, disbursements, transfers and other transactions concerning the Plan. Such accounts, books and records relating thereto shall be open at all reasonable times to inspection and audit by the Board of Directors and by persons designated thereby.
                  (c) The Administrative Committee shall take all steps necessary to ensure that the Plan complies with the law at all times. These steps shall include such items as the preparation and filing of all documents and forms required by any governmental agency; maintaining of adequate Participants' records; recording and transmission of all notices required to be given to Participants and their Beneficiaries; the receipt and dissemination, if required, of all reports and information received from an Employing Company; securing of such fidelity bonds as may be required by law; and doing such other acts necessary for the proper administration of the Plan. The Administrative Committee shall keep a record of all of its proceedings and acts, and shall keep all such books of account, records and other data as may be necessary for proper administration of the Plan. The Administrative Committee shall notify the Company upon its request of any action taken by it, and when required, shall notify any other interested person or persons.

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                                   ARTICLE IV
                                   Eligibility

         4.1 Any Employee whose compensation equals or exceeds such minimum amount as may be established by the Administrative Committee from time to time, may elect to participate in the Plan beginning on any Enrollment Date by electing to have his Compensation and/or Incentive Pay reduced and such amounts contributed to the Plan in accordance with Article V, and directing the investment of such contributions in accordance with Article VI. The Administrative Committee shall be authorized to establish the minimum compensation required for eligibility to participate in the Plan to be effective as of the first day of the next succeeding Plan Year.
         4.2 Notwithstanding the above, the Administrative Committee shall be authorized to modify the minimum compensation amount and rescind the eligibility of any Participant if necessary to insure that the Plan is maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees under the Employee Retirement Income Security Act of 1974, as amended.
         4.3 The Administrative Committee shall have the authority to permit, if it deems appropriate, separate Deferral Elections under Article V of the Plan, Investment Elections under Article VI of the Plan and Distribution Elections under Article VII of the Plan for Compensation and Incentive Pay, respectively.

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                                    ARTICLE V
                        Election for Deferral of Payment

         5.1 A Participant may elect to defer payment of a portion of his Compensation otherwise payable to him during each payroll period of the next succeeding Plan Year by any whole percentage not to exceed fifty percent (50%) of his Compensation, or such greater or lesser amount as shall be determined by the Administrative Committee from time to time, such amount to be credited to his Account under the Plan. A Participant may also elect to defer payment of up to one hundred percent (100%), by whole percentages, of any Incentive Pay otherwise payable to him.
         5.2 An Account shall be established for each Participant by the Company or the Employing Company as of the effective date of such Participant's initial Deferral Election.
         5.3 The Deferral Election shall be made in writing on a form prescribed by the Company and said Deferral Election shall state:
                  (a) That the Participant wishes to make an election to defer the receipt of a portion of his Compensation and/or Incentive Pay;
                  (b) The whole percentage of the Compensation and/or Incentive Pay to be deferred; and
                  (c) The method of payment, which shall be the payment of a lump-sum or a series of annual payments not to exceed ten (10) years.

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         5.4 The initial Deferral Election of a new Participant shall be made by written notice signed by the Participant and delivered to the Participant's Employing Company by the date established by the Administrative Committee and shall be effective on the next occurring Enrollment Date. Any modification or revocation of the most recent Deferral Election shall be made by written notice signed by the Participant and delivered to the Participant's Employing Company by the date established by the Administrative Committee and shall be effective on the first day of such succeeding Plan Year. A Deferral Election with respect to the deferral of future Compensation or Incentive Pay shall be an annual election for each Plan Year unless otherwise modified or revoked as provided herein. The termination of participation in the Plan shall not affect Compensation or Incentive Pay previously deferred by a Participant under the Plan.
         5.5 Notwithstanding the provisions of Section 5.4 of the Plan, the Administrative Committee, in its sole discretion upon written application by a Participant, may authorize the suspension of a Participant's Deferral Election in the event of an unforeseen emergency or hardship of the Participant. A suspension will be on account of hardship if it is necessary in light of immediate and heavy financial needs of the Participant and such needs cannot reasonably be met from other resources of the Participant. For this purpose, amounts held in the Participant's accounts in the Employee Savings Plan and the Employee Stock Ownership Plan shall

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not be deemed to be reasonably available. Any suspension authorized by the
Administrative Committee shall become effective as of the first payroll period beginning thirty (30) days after receipt by the Participant's Employing Company of the suspension application, or as soon as practicable after the receipt of such application. Such suspension shall be effective for the remainder of the Plan Year and shall be deemed an annual election for each succeeding Plan Year unless modified under Section 5.4 of the Plan.
         5.6 The initial Deferral Election specifying the method of distribution, whether it be lump sum or annual installments not to exceed ten
(10), may not be revoked and shall govern the distribution of a Participant's Account. Notwithstanding the foregoing, and except as provided below, in the sole discretion of the Administrative Committee upon application by a Participant, a Participant's Deferral Election may be amended not prior to the 395th day nor later than the 365th day prior to a distribution of his Account in accordance with the terms of the Plan; provided, however, that any Participant who is required to file reports pursuant to Section 16(a) of the Securities and Exchange Act of 1934, as amended, with respect to equity securities of The Southern Company shall not be permitted to amend his Deferral Election during any time period for which such Participant is required to file any such reports with respect to the portion of his deferred Compensation invested in accordance with the provisions of Section 6.3 of the Plan. Each Participant making a Deferral Election in accordance with this Article V and his successors shall be bound as

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to any action taken pursuant to the terms of the Participant's
Deferral Election and the Plan.

                                   ARTICLE VI
                         Deferred Compensation Accounts

         6.1 The Compensation deferred in accordance with Article V, and, pursuant to each Participant's Investment Election, the amounts computed in accordance with Section 6.2 and/or the number of shares computed in accordance with Section 6.3 shall be credited to the Participant's Account.
         6.2 The Account of each Participant who has elected to defer Compensation and/or Incentive Pay pursuant to the Plan for a Plan Year in accordance with this Section 6.2 shall be credited as of the last day of each calendar quarter with an amount computed by the Company by treating the Account balance as of the first day of such calendar quarter as a sum certain to which the Employing Company will add in lieu of interest an amount equal to the prime rate of interest set by Wachovia Bank of Georgia, N.A. or its successor. Interest will be compounded quarterly at the end of each succeeding calendar quarter on any balance until such amount is fully distributed. The prime rate in effect at the close of business on the first business day of each calendar quarter shall be deemed the prime rate in effect for such calendar quarter.

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         6.3 The Account of each Participant who has elected to defer
Compensation and/or Incentive Pay pursuant to the Plan for a Plan Year in accordance with this Section 6.3 shall be credited as of the last day of the calendar quarter with the number of shares (including fractional shares) of Common Stock which could have been purchased on the last day of such calendar quarter, based upon the Common Stock's Closing Price on the last trading day of such calendar quarter. As of the last day of each calendar quarter in which occurs the payment of dividends on the Common Stock there shall be credited with respect to shares of Common Stock in the Participant's Account as of the first day of such calendar quarter such additional shares (including fractional shares) of Common Stock as follows:
                  (a) In the case of cash dividends, such additional shares as could be purchased at the Closing Price on the last trading day during the calendar quarter in which the payment date occurs with the dividends which would have been payable if the credited shares had been outstanding;
                  (b) In the case of dividends payable in property other than cash or Common Stock, such additional shares as could be purchased at the Closing Price on the last trading day during the calendar quarter in which the payment date occurs with the fair market value of the property which would have been payable if the credited shares had been outstanding; or

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                  (c)      In the case of dividends payable in Common Stock,
                           such additional shares as would have been payable on the credited shares if they had been outstanding.
         6.4 The Investment Election by a Participant with respect to his Account shall be made in writing on a form prescribed by the Company. Any Investment Election shall be delivered to the Participant's Employing Company prior to the first (1st) day of the month immediately prior to his Enrollment Date or the next succeeding Plan Year, as appropriate, and shall be effective on such Enrollment Date or the first day of such succeeding Plan Year. The Investment Election made in accordance with this Article VI shall be irrevocable and shall continue from Plan Year to Plan Year unless the Participant changes the Investment Election regarding future deferred Compensation or Incentive Pay by submitting a written request to his Employing Company on a form prescribed by the Company. Any such change shall become effective as of the first day of the Plan Year next following the Plan Year in which such request is submitted to an Employing Company. No transfer of amounts between investment options shall be permitted under the Plan.
         6.5 At the end of each Plan Year, a report shall be issued to each Participant who has an Account and said report will set forth the amount and the market value of any shares of Common Stock reflected in such Account.


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                                   ARTICLE VII
                 Distribution of Deferred Compensation Accounts

         7.1 When a Participant retires or terminates his employment with an Employing Company, said Participant shall be entitled to receive the value of any deferrals and any interest thereon credited to his Account under Section 6.2 of the Plan, and the market value of any shares of Common Stock (and fractions thereof) reflected in his Account maintained by the Company that has established an Account for his benefit in accordance with Section 6.3 of the Plan, and any replacement benefits provided under Sections 6.2, 6.3 and 6.4 of the Plan prior to January 1, 1996. Such distribution shall be made not later than sixty (60) days following the close of the calendar quarter in which his termination of employment occurs, or as soon as reasonably practicable thereafter. The transfer by a Participant between companies in The Southern Company shall not be deemed to be a termination of employment with an Employing Company.
         7.2 With regard to any distribution made under this Article, the market value of any shares of Common Stock credited to a Participant's Account shall be based on the Closing Price of such Common Stock on the last trading day of the calendar quarter immediately preceding a distribution and the value of any deferral and any interest thereon shall be based on the value of such deferral plus interest thereon credited as of the last day of the

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calendar quarter immediately preceding a distribution.  No portion of a Participant's Account shall be distributed in Common Stock.
         7.3 In the event a Participant elected to receive the distribution of his Account in annual installments, the first payment shall be made not later than sixty (60) days following the close of the calendar quarter in which his termination of employment occurs, or as soon as reasonably practicable thereafter, and shall be an amount equal to the balance in the Participant's Account divided by the number of annual installment payments. Each subsequent annual payment shall be an amount equal to the balance in the Participant's Account as of the close of the calendar quarter preceding the payment date, divided by the number of the remaining annual payments and shall be due on the anniversary of the preceding payment date.
         7.4 Upon the death of a Participant, or a former Participant prior to the payment of all amounts and the market value of any shares of Common Stock (and fractions thereof) credited to said Participant's Account, the unpaid balance shall be paid in the sole discretion of the Administrative Committee (a) in a lump sum to the designated beneficiary of a Participant or former Participant within sixty (60) days following the close of the calendar quarter in which the Administrative Committee is provided evidence of the Participant's death (or as soon as reasonably practicable thereafter) or (b) in accordance with the Deferral Election made by such Participant or former Participant. In the event a beneficiary designation is not on file or the designated beneficiary is

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deceased or cannot be located, payment will be made to the estate of the
Participant or former Participant.
         7.5 The beneficiary designation may be changed by the Participant or former Participant at any time without the consent of the prior beneficiary.
         7.6 Upon the total disability of a Participant or former Participant, as determined by the Social Security Administration, the unpaid balance of his Account shall be paid in the sole discretion of the Administrative Committee (a) in a lump sum to the Participant, or former Participant, or his legal representative within sixty (60) days following the close of the calendar quarter in which the Administrative Committee receives notification of the determination of disability by the Social Security Administration (or as soon as reasonable practicable thereafter) or (b) in accordance with the Deferral Election made by such Participant or former Participant.
         7.7 The Administrative Committee in its sole discretion upon application made by the Participant, a designated beneficiary, or their legal representative, may determine to accelerate payments or, in the event of death or total disability (as determined by Social Security Administration), to extend or otherwise make payments in a manner different from the manner in which such payment would be made under the Participant's Deferral Election in the absence of such determination.


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                                  ARTICLE VIII
                            Miscellaneous Provisions

         8.1 Neither the Participant, his beneficiary, nor his legal representative shall have any rights to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder, which payments and the rights thereto are expressly declared to be nonassignable and nontransferable. Any attempt to assign or transfer the right to payments of this Plan shall be void and have no effect.
         8.2 An Employing Company maintaining an Account for the benefit of a Participant shall not reserve or specifically set aside funds for the payment of its obligations under the Plan, and such obligations shall be paid solely from the general assets of the Employing Companies. Notwithstanding that a Participant shall be entitled to receive the balance of his Account under the Plan, the assets from which such amount shall at all times be subject to the claims of the creditors of the Participants' Employing Companies.
         8.3 The Plan may be amended, modified, or terminated by the Board of Directors in its sole discretion at any time and from time to time; provided, however, that no such amendment, modification, or termination shall impair any rights to Compensation which has been deferred under the Plan prior to such amendment, modification, or termination. The Plan may also be amended or modified by the

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Administrative Committee if such amendment or modification does not involve a substantial increase in cost to any Employing Company.
         8.4 It is expressly understood and agreed that the payments made in accordance with the Plan are in addition to any other benefits or compensation to which a Participant may be entitled or for which he may be eligible, whether funded or unfunded, by reason of his employment with any Employing Company.
         8.5 There shall be deducted from each payment under the Plan the amount of any tax required by any governmental authority to be withheld and paid over by an Employing Company to such governmental authority for the account of the person entitled to such distribution.
         8.6 Any Compensation deferred by a Participant while employed by an Employing Company shall not be considered "compensation," as the term is defined in the Employee Savings Plan, the Employee Stock Ownership Plan, or the Pension Plan. Distributions from a Participant's Account shall not be considered wages, salaries or compensation under any other employee benefit plan.
         8.7 No provision of this Plan shall be construed to affect in any manner the existing rights of an Employing Company to suspend, terminate, alter, modify, whether or not for cause, the employment relationship of the Participant and his Employing Company.
         8.8 This Plan, and all its rights under it, shall be governed by and construed in accordance with the laws of the State of Georgia.


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         IN WITNESS WHEREOF, the Plan has been executed pursuant to resolutions of the Board of Directors of Southern Company Services, Inc., this ____ day of _____________, 19__ to be effective as provided herein.


                       THE SOUTHERN COMPANY



                       By:


[CORPORATE SEAL]                C. Alan Martin
                                Vice President, Human Resources


Attest:



By:


         Tommy Chisholm
         Secretary





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